EXHIBIT 99.4
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                         HR PROPERTIES OPTION AGREEMENT
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1.   OPTION TO EXPLOIT:

     In exchange for the considerations paid by Company to HR hereunder, HR hereby grants to Company, as of the effective date of this agreement, an Option to exploit the following HR-developed television properties: "Wild Streets" (a/k/a "Street Wars"); "Dirt Traxx" (a/k/a "Extreme Warriors"; "StarRidz"; "Fast Cash"; "Outlaws G2"; and "Sproing". HR represents and warrants that it owns and/or controls the aforesaid properties.

2.   OPTION TERM:

     This Agreement shall be deemed to have commenced as of the March 1, 2001 and shall continue for an initial term of one (1) year. The term of this option shall be tied with that of the Interim Management Services Agreement between both parties.

3.   OPTION FEES AND PAYMENT SCHEDULE:

     (a) Base Fee: Company shall receive an option of said properties in exchange for cash consideration in the amount of Fifty Thousand Dollars ($50,000.00) which shall be paid in two installments of Twenty Five Thousand Dollars ($25,000.00), April 15 and May 15, 2001.

     (b) Stock Warrants: As further consideration for such option, Company shall grant HR fully vested warrants to purchase Thirty Million (30,000,000) unrestricted shares of the Company's stock. For purposes of this paragraph, the value (exercise price) of the unrestricted stock subject to such warrants shall be "one mil" (1/10th of $.O1) per share. HR must exercise these warrants within three (3) years of the effective date of this agreement.

          $25,000.00      April 15, 2001
          $25,000.00      May 15, 2001

     (c) Use of Option Fees: HR agrees to utilize all option fees paid by Company to produce two multimedia presentations for sales and marketing purposes of the HR developed programs under option.

4.   REVERSION OF RIGHTS

     All rights to HR properties shall revert in full to HR (Company will no longer be authorized to exploit such properties in any manner), at HR's sole option, in the event that:

     (a) Company does not meet the conditional financing and re-capitalization terms or HR and Company cannot jointly agree on the terms of an Employment Contract.

     (b) Payments are not fully complied with under this agreement and that of the Interim Management Services Agreement.

     In the event of such reversion, HR would forfeit all stock warrants granted hereunder and payback the $50,000 option fee.

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5.   GUARANTEE AND TERMINATION PROVISIONS.

     (a) Guarantee by Company; all payments outlined in section 3 (b) shall be fully guaranteed by Company.

     (b) Termination By HR. HR has the unilateral option to terminate this agreement hereunder should Company fail to meet payment obligations on a timely basis.

     (e) Notice Of Termination. A written "notice of termination" to the Company shall communicate any termination by HR.

6.   REPRESENTATIONS AND WARRANTIES:

     (a) HR represents and warrants to Company that it has full right, power and authority to enter into this agreement, and that it is not a party to or otherwise bound by any agreement that may, in any way, restrict its right or ability to enter into this Agreement.

     (b) Company represents and warrants to HR that it has full right, power and authority to enter into this agreement. Company further represents and warrants that it currently has on hand and available the monies necessary to fund this agreement and the activities of the HR hereunder.


RAVEN MOON INTERNATIONAL, INC.              HACKER RUMSEY

By:  /s/  Joey DiFrancesco                  By:  /s/  Donald L. Hacker
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          Joey DiFrancesco                            Donald L. Hacker


                                            By:  /s/  Royce Rumsey
                                               --------------------------------
Title:    President                                   Royce Rumsey
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Date:     3/29/01                           Date:     03/29/01
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